Exhibit 99.1
Post Holdings Reports
Results for the Second Quarter of Fiscal Year 2014
St. Louis, Missouri - May 8, 2014 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the fiscal quarter ended March 31, 2014.
Highlights:

•	Net sales of $438.0 million, including $198.5 million from acquisitions

•	Closed three acquisitions in the second quarter: Dakota Growers Pasta Company, Golden Boy Foods and Dymatize Enterprises

•	RTE cereal U.S. dollar market share up 0.9 share points to 11.3% for the 13 weeks ended March 29, 2014

•	Adjusted EBITDA of $63.5 million, including $23.7 million from acquisitions
Post operates four reportable segments: Post Foods, Attune Foods, Active Nutrition and Private Brands. Dymatize Enterprises, LLC (“Dymatize”) results are included in Post’s Active Nutrition segment. Dakota Growers Pasta Company, Inc. (“Dakota Growers”) and Golden Boy Foods Ltd. (“Golden Boy”) have been combined to form Post’s Private Brands segment. The Dakota Growers acquisition was effective January 1, 2014 and the Golden Boy and Dymatize acquisitions were effective February 1, 2014. For analysis purposes, net sales on a comparable basis is provided for the Attune Foods, Active Nutrition and Private Brands segments.
Second Quarter Consolidated Operating Results
Second quarter net sales were $438.0 million, an increase of $189.8 million, or 76.5%, compared to prior year. Acquisitions, defined as the Attune Foods, Active Nutrition and Private Brands segments, contributed $198.5 million to consolidated net sales. Both second quarter 2014 and 2013 include a full quarter contribution of the initial Attune Foods acquisition. The Active Nutrition and Private Brands segment results include partial period contributions for acquisitions completed during the second quarter of 2014.
Gross profit increased $26.9 million to $129.4 million for the second quarter compared to the prior year. This included $34.1 million in gross profit from acquisitions, after incorporating the negative impact of inventory adjustments of $7.3 million resulting from acquisition accounting.
Selling, general and administrative (SG&A) expenses for the second quarter increased $34.9 million to $104.8 million compared to the prior year. SG&A was 23.9% of net sales and included $21.5 million of SG&A from acquisitions. Second quarter 2014 SG&A included $10.5 million of acquisition related transaction expenses for announced transactions.
Starting in the second quarter of fiscal year 2014, Post now reports foreign currency gains and losses separately from SG&A. Accordingly, SG&A for prior periods has been adjusted to align with fiscal 2014 presentation. Losses on foreign currency, which in 2014 were primarily related to hedge of the Golden Boy purchase price, were $11.9 million for the second quarter compared to $0.2 million in the prior year quarter.
Adjusted EBITDA was $63.5 million for the second quarter, up $12.5 million compared to the prior year. Second quarter 2014 included $23.7 million from acquisitions.
For the second quarter, the net loss attributable to common stockholders was ($22.6) million, or ($0.67) per diluted common share. Adjusted net loss attributable to common stockholders was ($7.2) million, or ($0.21) per diluted common share, for the second quarter. Weighted-average diluted common shares outstanding increased to 33.6 million shares for second quarter 2014 compared to 32.9 million for the prior year quarter. The increase resulted from an additional 5.75 million shares of common stock included in the second quarter weighted-average from the issue date of March 18, 2014.

Six Month Consolidated Operating Results
Net sales for the six months ended March 31, 2014 were $735.0 million, an increase of $249.9 million, or 51.5%, over the prior year period. Acquisitions contributed $258.6 million to consolidated net sales, net of $0.3 million of intersegment eliminations.
Gross profit increased $35.7 million to $243.9 million compared to the prior year period. The six months ended March 31, 2014 included $51.6 million in gross profit from acquisitions, after incorporating the negative impact of inventory adjustments of $7.3 million resulting from acquisition accounting.
SG&A expenses increased $44.1 million to $186.2 million compared to the prior year and was 25.3% of net sales. SG&A from acquisitions was $29.6 million in the six months ended March 31, 2014. SG&A for the six months ended March 31, 2014 included $14.9 million of acquisition related transaction expenses for announced and unsigned transactions, $13.9 million of which was related to announced transactions.
Losses on foreign currency were $13.5 million for the six month period compared to $0.1 million in the prior year period; the losses in 2014 were primarily related to hedge of the Golden Boy purchase price.
Adjusted EBITDA was $119.4 million for the six months ended March 31, 2014, up $15.9 million compared to the prior year period. The six months ended March 31, 2014 included $33.9 million from acquisitions.
For the six months ended March 31, 2014, the net loss attributable to common stockholders was ($27.6) million, or ($0.83) per diluted common share. Adjusted net loss attributable to common stockholders was ($7.3) million, or ($0.22) per diluted common share.
Post Foods
Post Foods includes the Post branded cereal business.
Net sales were $239.5 million, a decline of $5.9 million, or 2.4%, compared to the prior year. Gross profit declined $4.7 million to $97.6 million, with gross margin of 40.8%, down approximately 90 basis points compared to the prior year. SG&A declined from $53.3 million to $52.7 million in the second quarter. Segment profit was $41.7 million and $45.3 million for second quarter 2014 and 2013, respectively. Segment Adjusted EBITDA was $54.4 million and $60.2 million for second quarter 2014 and 2013, respectively.
Softness in the ready-to-eat (RTE) cereal category during the quarter negatively impacted Post Foods results. Compared to the prior year quarter, Post Foods volumes increased 1% but average net selling prices decreased 4%. The decline in average net selling prices resulted from an unfavorable product mix and higher trade spending compared to the year ago quarter as well as liquidation inventory sales.
Post Foods net sales for the six months ended March 31, 2014 were $476.4 million, a decrease of $5.9 million, or 1.2%, compared to the prior year period. Gross profit declined $10.7 million to $197.9 million, with gross margin of 41.5%, down approximately 170 basis points compared to the prior year period. SG&A declined from $109.5 million to $103.1 million for the six months ended March 31, 2014. Segment profit was $88.2 million and $92.3 million for the six months ended March 31, 2014 and March 31, 2013, respectively. Segment Adjusted EBITDA was $114.1 million and $122.3 million for the six months ended March 31, 2014 and March 31, 2013, respectively.
According to Nielsen, U.S. RTE cereal category dollars were down 4.8% and category pounds declined 4.0% for the 13 weeks ended March 29, 2014, compared to the prior year period. For the same time period, Post Foods’ U.S. dollar market share was 11.3%, up 0.9 share points compared to the year ago quarter. Compared to the 13 weeks ended December 28, 2013, Post Foods’ U.S. dollar market share grew 0.7 share points. Post Foods’ U.S. pounds share was 11.6% for the 13 weeks ended March 29, 2014, up 1.0 share points compared to the prior year period.
In fiscal year 2014, Post changed its methodology for allocating certain corporate costs to segment profit. Accordingly, segment profit for fiscal year 2013 has been adjusted to align with fiscal year 2014 presentation. This change only impacted the Post Foods segment profit. See the historical segment information tables in this press release for the adjusted presentation.
Attune Foods
Attune Foods includes the cereal and snack business of the Attune, Uncle Sam and Erewhon brands (acquired on December 31, 2012) and the private label and branded cereal, granola and snack business of the Golden Temple, Peace Cereal, Sweet Home Farm and Willamette Valley Granola Company brands (acquired on May 28, 2013).

Net sales for the segment were $22.2 million for second quarter 2014, up $19.4 million compared to reported prior year net sales of $2.8 million. Both reported second quarter 2014 and 2013 included a full quarter contribution of the December 2012 Attune Foods acquisition; however, second quarter 2014 and 2013 are not fully comparable, as a result of the timing of the May 2013 Attune Foods acquisition. On a comparable basis, the Attune Foods segment net sales for the second quarter of 2014 were up 7.8% or $1.6 million over the same period in 2013.
Net sales on a comparable basis is the comparison of the net sales for the Attune Foods segment on a three month basis for the period ended March 31, 2014 to the net sales for the segment on a three month basis for the same period in 2013, including net sales in each period for both the periods of time Post owned each of the acquired businesses and the respective periods of time Post did not own the businesses.
Attune Foods segment profit was $1.9 million and ($0.6) million for second quarter 2014 and 2013, respectively. Segment profit for second quarter 2013 was negatively impacted by an inventory adjustment of $0.5 million resulting from acquisition accounting. Segment Adjusted EBITDA was $3.6 million and zero for second quarter 2014 and 2013, respectively.
For the six months ended March 31, 2014, net sales for the segment (including intersegment sales) were $45.4 million, up $42.6 million compared to reported prior period net sales of $2.8 million. The Attune Foods segment profit was $4.5 million and ($0.6) million for the six months ended March 31, 2014 and March 31, 2013, respectively. Segment profit for the six months ended March 31, 2013 was negatively impacted by an inventory adjustment of $0.5 million resulting from acquisition accounting. Segment Adjusted EBITDA was $8.0 million and zero for the six months ended March 31, 2014 and March 31, 2013, respectively.
Active Nutrition
Active Nutrition is comprised of Premier Nutrition Corporation (“Premier Nutrition”) (acquired on September 1, 2013), which includes the Premier Protein and Joint Juice brands, and Dymatize (acquired on February 1, 2014), which includes the Dymatize and Supreme Protein brands.
Net sales for the segment were $70.6 million for the second quarter. Second quarter 2014 included a full quarter contribution from Premier Nutrition and a partial quarter (two-month) contribution from Dymatize. On a comparable basis, net sales for Active Nutrition for the second quarter of 2014 were up 7.8%, or $5.7 million over the same period in 2013.
Net sales on a comparable basis is the comparison of the net sales for the Active Nutrition segment on a three month basis for the period ended March 31, 2014 to the net sales for the segment on a three month basis for the same period in 2013, including net sales in each period for both the periods of time Post owned each of the acquired businesses and the respective periods of time Post did not own the businesses.
Net sales growth for the segment was driven by new Premier Nutrition products, Premier Nutrition channel expansion into food/drug/mass channels and strong consumer demand for Dymatize products at key customers. However, consumer traffic at key Dymatize retailers was depressed by the severe winter weather and negatively impacted Dymatize results in the second quarter of 2014 compared to the year ago pre-acquisition quarter. Additionally, supply chain issues caused missed shipments. Management has identified these issues and is addressing improvements to demand planning and manufacturing processes.
Active Nutrition segment profit and segment Adjusted EBITDA for second quarter 2014 were $0.2 million and $6.7 million, respectively. Segment profit for second quarter 2014 was negatively impacted by an inventory adjustment of $2.0 million resulting from acquisition accounting.
For the six months ended March 31, 2014, net sales for the segment were $107.8 million. The Active Nutrition segment profit and segment Adjusted EBITDA for the six months ended March 31, 2014 were $4.4 million and $12.5 million, respectively. Segment profit for the six-month period was negatively impacted by an inventory adjustment of $2.0 million resulting from acquisition accounting.
Private Brands
The Private Brands segment includes the private label pasta business of Dakota Growers (acquired on January 1, 2014) and the private label peanut butter and other nut butters, dried fruits and baking and snacking nuts business of Golden Boy (acquired on February 1, 2014).
Net sales for the segment were $105.7 million for second quarter 2014 and for the six months ended March 31, 2014. Second quarter 2014 included a full quarter contribution from Dakota Growers and a partial quarter (two-month) contribution from Golden Boy. On a comparable basis, net sales for Private Brands for the second quarter of 2014 were up 1.0%, or $1.3 million over the same period in 2013.

Net sales on a comparable basis is the comparison of the Private Brands sales for each segment on a three month basis for the period ended March 31, 2014 to the net sales for the segment on a three month basis for the same period in 2013, including net sales in each period for both the periods of time Post owned each of the acquired businesses and the respective periods of time Post did not own the businesses.
The Private Brands segment profit and segment Adjusted EBITDA for second quarter 2014 and for the six months ended March 31, 2014 were $0.8 million and $13.4 million, respectively. Segment profit for both periods was negatively impacted by an inventory adjustment of $5.3 million resulting from acquisition accounting.
Interest and Income Tax
Net interest expense was $37.3 million for the second quarter compared to $21.6 million for the prior year quarter. For the six months ended March 31, 2014, net interest expense was $66.3 million, compared to $40.8 million for the six months ended March 31, 2013. The increase for both the quarter and the six month period was driven primarily by the issuance of $350.0 million and $525.0 million in aggregate principal amount of senior notes in July 2013 and November 2013, respectively. Additionally, Post issued $350.0 million in aggregate principal amount of senior notes in March 2014.
Income tax benefit was ($19.3) million in the second quarter of fiscal 2014, compared to an expense of $2.2 million in the second quarter of fiscal 2013. The effective income tax rate was 51.3% for the second quarter of fiscal 2014 compared to 30.1% for the same period a year ago. For the six months ended March 31, 2014, the income tax benefit was ($20.7) million, an effective income tax rate of 50.0%, compared to an expense of $5.7 million and an effective income tax rate of 31.0% for the six months ended March 31, 2013.
The elevated effective income tax rate for both periods is a function of Post’s estimated range of earnings (loss) before income taxes for fiscal 2014 excluding the impact of pending acquisitions (as discussed below). Small variations in earnings (loss) before income taxes and permanent differences are anticipated to have a magnified impact on the effective income tax rate for fiscal 2014. Post management expects its effective tax rate will stabilize and will be approximately 32%-35% in fiscal year 2015.
Update on Acquisitions and Financing
In a release dated April 17, 2014, Post announced it has agreed to acquire MFI Holding Corporation (“Michael Foods”), a leading producer of value-added food products and service solutions to customers across the foodservice, retail and food ingredient channels. Under the terms of the agreement, Post will acquire Michael Foods for $2.45 billion on a cash-free, debt-free basis, subject to working capital and other adjustments. The acquisition is expected to be completed in the second calendar quarter of 2014, Post’s fiscal third quarter, subject to various closing conditions.
Concurrent with the signing of the agreement, Post obtained financing commitments under which various lenders have committed to provide up to $1.765 billion in credit facilities, including a committed bridge loan of up to $340 million. Committed facilities, together with cash on hand, are sufficient to fund the purchase price. Post currently expects to replace a portion of the committed financing with approximately $635 million of new term loan borrowings with the remainder of the financing consisting of approximately $500 million of newly-issued common and/or equity-linked securities and approximately $630 million of newly-issued senior unsecured debt securities. The final structure and terms of the acquisition financing will be subject to market and other conditions, and may be materially different than current expectations.
On February 3, 2014, Post announced it has agreed to acquire the PowerBar and Musashi brands and related worldwide assets from Nestle S.A. The transaction, initially expected to be completed in Post’s fiscal third quarter, is now expected to close in Post’s fiscal 2015 first quarter, subject to various closing conditions. Post management anticipates combining the PowerBar and Musashi brands into Post’s existing Active Nutrition segment.
Outlook
Including results of all completed acquisitions to date (which excludes the pending acquisitions of the PowerBar and Musashi brands and of Michael Foods), Post management continues to expect fiscal 2014 Adjusted EBITDA to be between $300 million and $320 million. For the second half of fiscal 2014, Post management expects modest net deflation in commodities and lower levels of promotional activity resulting in improved gross margins when compared to the first half of fiscal 2014.
On April 1, 2014, Post acquired certain peanut butter manufacturing and other assets from the bankruptcy estate of Sunland, Inc. for $26 million. As a result, capital expenditures for fiscal 2014, inclusive of all completed acquisitions to date (which excludes the pending acquisitions of the PowerBar and Musashi brands and of Michael Foods), are expected to be between $90 million and $100 million, an increase from the prior estimate of between $75 million and $85 million. The capital expenditure guidance is broken into the following categories: $26 million for assets associated with Sunland, Inc.; $20 million for capital expenditures associated with our Modesto facility closure; and the remaining balance for ongoing capital spending.
Additionally, Post management has provided the below information to assist the investment community:

•	Pro Forma Adjusted EBITDA for the last twelve months ended March 31, 2014, calculated as if all acquisitions completed to date were owned for the entire period, would have been $321.2 million.

•
Post management currently expects Pro Forma Adjusted EBITDA for the twelve-month period ended September 30, 2014, calculated as if all acquisitions completed to date were owned for the entire period, will be between $320 million and $340 million.

•
Michael Foods Adjusted EBITDA for the last twelve months ended March 29, 2014 was $238.8 million, which does not give effect to Michael Foods’ acquisition of Primera Foods Corporation for periods prior to the date that acquisition was completed (June 27, 2013).

•
Post management currently estimates that Adjusted EBITDA for Michael Foods for calendar 2014 will be between $255 million and $270 million, prior to giving effect to synergies currently expected to be recognized in connection with the combination of Post and Michael Foods.

•
Post management currently expects to recognize approximately $10 million in annual run-rate pre-tax synergies in fiscal year 2015 from improved commodity purchasing as well as indirect purchasing and professional services, as a result of benefits of scale from the acquisition of Michael Foods.

•
The second phase of Post’s previously announced Modesto, California facility closure is expected to be completed by September 2014, with the total net pretax annual cash savings of approximately $14 million expected to be fully phased in by fiscal year 2015.

•	Post management currently expects combined ongoing annual capital spending for Post and Michael Foods will be between $80 million and $90 million.

•	Post management currently estimates that its effective tax rate will stabilize and will be approximately 32%-35% in fiscal year 2015.

Use of Non-GAAP Measures
Management has determined that the Adjusted EBITDA, segment Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted net earnings (loss) available to common stockholders, Adjusted diluted earnings (loss) per common share and total segment profit metrics presented herein are key metrics that will help investors understand the ultimate income and near-term cash flows generated by the Post business.
Adjusted EBITDA and segment Adjusted EBITDA are non-GAAP measures which represent net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization, non-cash stock based compensation, restructuring and plant closure costs, acquisition related transaction costs, integration costs, inventory valuation adjustments on acquired businesses, costs to effect Post’s separation from Ralcorp Holdings, Inc. (“Ralcorp”) and to establish stand-alone systems and processes, mark to market adjustments on economic hedges, losses on hedge of purchase price of foreign currency denominated acquisitions, legal settlement and intangible asset impairments, if any. The Company believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. The Company believes that segment Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because it allows for assessment of the operating performance of each reportable segment.
Pro Forma Adjusted EBITDA is a non-GAAP measure that represents a further supplemental measure of Post’s performance and ability to service debt. Post prepares Pro Forma Adjusted EBITDA by further adjusting Adjusted EBITDA to give effect to Post’s completed acquisitions, as well as of the pending Michael Foods acquisition, calculated as if all acquisitions completed to date were owned for the entire period by adding management’s estimate of the Adjusted EBITDA for each of the businesses. The Company believes that Pro Forma Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because it provides an indication of the Adjusted EBITDA of the Company, its completed acquisitions and the pending Michael Foods acquisition on a twelve month basis. Further information with respect to the calculation of Pro Forma Adjusted EBITDA is contained in the reconciliations below.
Adjusted net earnings (loss) available to common stockholders is a non-GAAP measure which represents net earnings available to common stockholders excluding costs to effect Post’s separation from Ralcorp and to establish stand-alone systems and processes, restructuring and plant closure costs, acquisition related transaction costs, integration costs, inventory valuation adjustments on acquired businesses, losses on hedge of purchase price of foreign currency denominated acquisitions, legal settlement and intangible asset impairments, if any. The Company believes Adjusted net earnings (loss) available to common stockholders and Adjusted diluted earnings (loss) per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that could affect the comparability of Post’s financial results and could potentially distort the trends in business performance.
Total segment profit is a non-GAAP measure which represents the aggregation of the segment profit for each of Post’s reportable segments. The Company believes total segment profit is useful to investors in evaluating the Company’s operating performance because it facilitates period-to-period comparison of results of segment operations.
The calculations of Adjusted EBITDA, segment Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted net earnings (loss) available to common stockholders, Adjusted diluted earnings (loss) per common share and total segment profit are not specified by United States generally accepted accounting principles. Post’s calculations of Adjusted EBITDA, segment Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted net earnings (loss) available to common stockholders, Adjusted diluted earnings (loss) per common share and total segment profit may not be comparable to similarly-titled measures of other companies. See the reconciliation tables provided at the end of this press release.
Use of Forward-Looking Non-GAAP Measures
Post has presented in this release certain forward-looking statements about future financial performance of the Post business and Michael Foods business that include Adjusted EBITDA and Pro Forma Adjusted EBITDA. Post has not provided a reconciliation of certain forward-looking non-GAAP financial measures due to the difficulty in forecasting and quantifying the amount of the items excluded from Adjusted EBITDA that will be included in net earnings, the comparable GAAP financial measure.
Conference Call to Discuss Earnings Results and Outlook
The Company will host a conference call on Friday, May 9, 2014 at 9:00 a.m. Eastern Time. During the call, Terence E. Block, President and Chief Operating Officer, and Robert V. Vitale, Chief Financial Officer, will discuss the results for the second quarter of fiscal year 2014 and outlook.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number is 35900562. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.

A replay of the conference call will be available through Friday, May 16, 2014, by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside the United States and using the conference identification number 35900562. A webcast replay will also be available for a limited period on the Company’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions upon which the prospective financial information described under “Outlook” above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post management believes is realizable as of the date of this press release. It should also be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including the expected timing of the completion of the acquisitions of the PowerBar and Musashi brands and related assets and of Michael Foods, the expected funding source of the Michael Foods acquisition and the expected financial contributions of the completed acquisitions and the pending Michael Foods acquisition; Adjusted EBITDA and Pro Forma Adjusted EBITDA guidance for fiscal 2014; expectations regarding Michael Foods’ Adjusted EBITDA for calendar 2014; capital expenditures expectations; expected tax rates; expected synergies related to the Michael Foods acquisition; expected commodity impacts; expected levels of promotional activity; expected net pretax annual cash manufacturing cost savings related to Post’s Modesto, California facility closure and the timing of the cost savings; growth and margin outlook in certain of Post’s segments and certain of the other statements we made above under “Outlook.” Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include Post’s ability to obtain financing for the pending acquisition of Michael Foods or its ability to otherwise complete the Michael Foods and PowerBar and Musashi acquisitions; Post’s high leverage and substantial debt, including covenants that restrict the operation of its business; Post’s ability to service outstanding debt or obtain additional financing; Post’s ability to continue to compete in its product markets and its ability to retain market position; Post’s ability to identify and complete acquisitions, manage growth and integrate acquisitions; changes in Post’s cost structure, management, financing and business operations; significant increases in the costs of certain commodities, packaging or energy used to manufacture products; Post’s ability to recognize the expected benefits of the closing of the Modesto, California manufacturing facility; Post’s ability to maintain competitive pricing, successfully introduce new products or successfully manage costs; Post’s ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that products cause injury or illness, product recalls and product liability claims and other litigation; Post’s ability to anticipate changes in consumer preferences and trends; changes in economic conditions and consumer demand for Post’s products; disruptions in the U.S. and global capital and credit markets; labor strikes, work stoppages or unionization efforts by employees; legal and regulatory factors, including changes in food safety, advertising and labeling laws and regulations; Post’s ability to comply with increased regulatory scrutiny related to certain of its products and/or international sales; disruptions or inefficiencies in supply chain; Post’s reliance on third party manufacturers for certain of its products; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting Post’s business; losses or increased funding and expenses related to qualified pension plans; loss of key employees; Post’s ability to protect its intellectual property; changes in weather conditions, natural disasters and other events beyond Post’s control; Post’s ability to successfully operate international operations in compliance with applicable regulations; Post’s ability to operate effectively as a stand-alone, publicly traded company; Post’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired companies; business disruptions caused by information technology failures; and other risks described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, active nutrition and private label food categories. Post’s center-of-the-store portfolio includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post® Shredded Wheat, Post® Raisin Bran, Grape-Nuts® and Honeycomb®. Post also offers premium natural and organic cereal, granola and snacks through the Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm® and Willamette Valley Granola Company™ brands. Post’s active nutrition platform aids consumers in adopting healthier lifestyles and includes the Dymatize®, Premier Protein®, Supreme Protein® and Joint Juice® brands. Post also manufactures private label cereal, granola, dry pasta, peanut butter and other nut butters, dried fruits and baking and snacking nuts, servicing the private label retail, foodservice and ingredient channels. Post is dedicated to health and wellness, offering consumers a variety of choices to meet their nutritional needs. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013

Net Sales	$438.0	$248.2	$735.0	$485.1
Cost of goods sold	308.6	145.7	491.1	276.9
Gross Profit	129.4	102.5	243.9	208.2

Selling, general and administrative expenses	104.8	69.9	186.2	142.1
Amortization of intangible assets	12.7	3.2	18.4	6.4
Loss on foreign currency	11.9	0.2	13.5	0.1
Restructuring expense	0.2	—	0.7	—
Other operating expenses, net	0.1	0.3	0.2	0.4
Operating (Loss) Profit	(0.3)	28.9	24.9	59.2

Interest expense	37.3	21.6	66.3	40.8
(Loss) Earnings before Income Taxes	(37.6)	7.3	(41.4)	18.4
Income tax (benefit) provision	(19.3)	2.2	(20.7)	5.7
Net (Loss) Earnings	(18.3)	5.1	(20.7)	12.7
Preferred stock dividends	(4.3)	(0.8)	(6.9)	(0.8)
Net (Loss) Earnings Available to Common Stockholders	$(22.6)	$4.3	$(27.6)	$11.9

(Loss) Earnings per Common Share:
Basic	$(0.67)	$0.13	$(0.83)	$0.36
Diluted	$(0.67)	$0.13	$(0.83)	$0.36

Weighted-Average Common Shares Outstanding:
Basic	33.6	32.7	33.1	32.6
Diluted	33.6	32.9	33.1	32.8

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	March 31, 2014	September 30, 2013
ASSETS
Current Assets
Cash and cash equivalents	$825.9	$402.0
Restricted cash	1.8	38.1
Receivables, net	185.5	83.2
Inventories	224.5	121.9
Deferred income taxes	24.7	11.9
Prepaid expenses and other current assets	53.2	11.0
Total Current Assets	1,315.6	668.1

Property, net	491.1	388.5
Goodwill	1,910.8	1,489.7
Other intangible assets, net	1,420.7	898.4
Deferred income taxes	2.1	2.4
Other assets	43.8	26.7
Total Assets	$5,184.1	$3,473.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$112.6	$77.1
Other current liabilities	117.1	68.9
Total Current Liabilities	229.7	146.0

Long-term debt	2,302.1	1,408.6
Deferred income taxes	440.2	304.3
Other liabilities	120.7	116.3
Total Liabilities	3,092.7	1,975.2

Stockholders’ Equity
Preferred stock	0.1	—
Common stock	0.4	0.3
Additional paid-in capital	2,138.2	1,517.2
Retained earnings	21.0	47.6
Accumulated other comprehensive loss	(14.9)	(13.1)
Treasury stock, at cost	(53.4)	(53.4)
Total Stockholders’ Equity	2,091.4	1,498.6
Total Liabilities and Stockholders’ Equity	$5,184.1	$3,473.8

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Six Months Ended March 31,
	2014	2013
Cash provided by (used in):
Operating activities	$18.5	$18.6
Investing activities	(1,050.6)	(20.2)
Financing activities	1,463.2	309.1
Effect of exchange rates on cash and cash equivalents	(7.2)	(0.3)
Net increase in cash and cash equivalents	$423.9	$307.2

SEGMENT INFORMATION (Unaudited)
(in millions)

	Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Net Sales
Post Foods	$239.5	$245.4	$476.4	$482.3
Attune Foods	22.2	2.8	45.4	2.8
Active Nutrition	70.6	—	107.8	—
Private Brands	105.7	—	105.7	—
Eliminations	—	—	(0.3)	—
Total	$438.0	$248.2	$735.0	$485.1
Segment Profit
Post Foods	$41.7	$45.3	$88.2	$92.3
Attune Foods	1.9	(0.6)	4.5	(0.6)
Active Nutrition	0.2	—	4.4	—
Private Brands	0.8	—	0.8	—
Total segment profit	44.6	44.7	97.9	91.7
General corporate expenses and other	30.9	15.8	54.5	32.5
Accelerated depreciation on plant closure	2.0	—	4.7	—
Losses on hedge of purchase price of foreign currency denominated acquisitions	11.8	—	13.1	—
Restructuring expenses	0.2	—	0.7	—
Interest expense	37.3	21.6	66.3	40.8
(Loss) Earnings before Income Taxes	$(37.6)	$7.3	$(41.4)	$18.4

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Net (Loss) Earnings	$(18.3)	$5.1	$(20.7)	$12.7
Income tax (benefit) provision	(19.3)	2.2	(20.7)	5.7
Interest expense, net	37.3	21.6	66.3	40.8
Depreciation and amortization, including accelerated depreciation	30.1	16.2	51.2	32.4
Restructuring and plant closure costs	1.3	—	3.5	—
Non-cash stock-based compensation	4.0	2.9	7.4	5.4
Acquisition related transaction costs	10.5	—	13.9	—
Integration costs	1.3	—	1.3	—
Losses on hedge of purchase price of foreign currency denominated acquisitions	11.8	—	13.1	—
Legal settlement	(2.0)	—	(2.0)	—
Mark to market adjustments on economic hedges	(0.6)	0.1	(1.5)	0.8
Inventory valuation adjustments on acquired businesses	7.3	0.5	7.3	0.5
Spin-Off costs/post Spin-Off non-recurring costs	0.1	2.4	0.3	5.2
Adjusted EBITDA	$63.5	$51.0	$119.4	$103.5
Adjusted EBITDA as a percentage of Net Sales	14.5%	20.5%	16.2%	21.3%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED MARCH 31, 2014
(in millions)

	Post Foods	Attune Foods	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$41.7	$1.9	$0.2	$0.8	$—	$44.6
General corporate expenses and other	—	—	—	—	(30.9)	(30.9)
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	—	—	—	(11.8)	(11.8)
Accelerated depreciation on plant closure	—	—	—	—	(2.0)	(2.0)
Restructuring expense	—	—	—	—	(0.2)	(0.2)
Operating Profit	41.7	1.9	0.2	0.8	(44.9)	(0.3)
Depreciation and amortization, including accelerated depreciation	12.7	1.7	4.3	7.3	4.1	30.1
Restructuring and plant closure costs	—	—	—	—	1.3	1.3
Non-cash stock-based compensation	—	—	—	—	4.0	4.0
Acquisition related transaction costs	—	—	0.2	—	10.3	10.5
Integration costs	—	—	—	—	1.3	1.3
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	—	—	—	11.8	11.8
Legal settlement	—	—	—	—	(2.0)	(2.0)
Mark to market adjustments on economic hedges	—	—	—	—	(0.6)	(0.6)
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	—	0.1	0.1
Inventory valuation adjustments on acquired businesses	—	—	2.0	5.3	—	7.3
Adjusted EBITDA	$54.4	$3.6	$6.7	$13.4	$(14.6)	$63.5
Adjusted EBITDA as a percentage of Net Sales	22.7%	16.2%	9.5%	12.7%	—	14.5%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
QUARTER ENDED MARCH 31, 2013
(in millions)

	Post Foods	Attune Foods	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$45.3	$(0.6)	$—	$—	$—	$44.7
General corporate expenses and other	—	—	—	—	(15.8)	(15.8)
Operating Profit	45.3	(0.6)	—	—	(15.8)	28.9
Depreciation and amortization	14.9	0.1	—	—	1.2	16.2
Non-cash stock-based compensation	—	—	—	—	2.9	2.9
Mark to market adjustments on economic hedges	—	—	—	—	0.1	0.1
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	—	2.4	2.4
Inventory valuation adjustment on acquired business	—	0.5	—	—	—	0.5
Adjusted EBITDA	$60.2	$—	$—	$—	$(9.2)	$51.0
Adjusted EBITDA as a percentage of Net Sales	24.5%	—%	—	—	—	20.5%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2014
(in millions)

	Post Foods	Attune Foods	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$88.2	$4.5	$4.4	$0.8	$—	$97.9
General corporate expenses and other	—	—	—	—	(54.5)	(54.5)
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	—	—	—	(13.1)	(13.1)
Accelerated depreciation on plant closure	—	—	—	—	(4.7)	(4.7)
Restructuring expense	—	—	—	—	(0.7)	(0.7)
Operating Profit	88.2	4.5	4.4	0.8	(73.0)	24.9
Depreciation and amortization, including accelerated depreciation	25.9	3.5	5.9	7.3	8.6	51.2
Restructuring and plant closure costs	—	—	—	—	3.5	3.5
Non-cash stock-based compensation	—	—	—	—	7.4	7.4
Acquisition related transaction costs	—	—	0.2	—	13.7	13.9
Integration costs	—	—	—	—	1.3	1.3
Losses on hedge of purchase price of foreign currency denominated acquisitions	—	—	—	—	13.1	13.1
Legal settlement					(2.0)	(2.0)
Mark to market adjustments on economic hedges	—	—	—	—	(1.5)	(1.5)
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	—	0.3	0.3
Inventory valuation adjustments on acquired businesses	—	—	2.0	5.3	—	7.3
Adjusted EBITDA	$114.1	$8.0	$12.5	$13.4	$(28.6)	$119.4
Adjusted EBITDA as a percentage of Net Sales	24.0%	17.6%	11.6%	12.7%	—	16.2%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2013
(in millions)

	Post Foods	Attune Foods	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$92.3	$(0.6)	$—	$—	$—	$91.7
General corporate expenses and other	—	—	—	—	(32.5)	(32.5)
Operating Profit	92.3	(0.6)	—	—	(32.5)	59.2
Depreciation and amortization	30.0	0.1	—	—	2.3	32.4
Non-cash stock-based compensation	—	—	—	—	5.4	5.4
Mark to market adjustments on economic hedges	—	—	—	—	0.8	0.8
Spin-Off costs/post Spin-Off non-recurring costs	—	—	—	—	5.2	5.2
Inventory valuation adjustment on acquired business	—	0.5	—	—	—	0.5
Adjusted EBITDA	$122.3	$—	$—	$—	$(18.8)	$103.5
Adjusted EBITDA as a percentage of Net Sales	25.4%	—%	—	—	—	21.3%

RECONCILIATION OF NET EARNINGS (LOSS) AVAILABLE TO COMMON STOCKHOLDERS
TO ADJUSTED NET EARNINGS (LOSS) AVAILABLE TO COMMON STOCKHOLDERS (Unaudited)
(in millions, except per share data)

	Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Net (Loss) Earnings Available to Common Stockholders	$(22.6)	$4.3	$(27.6)	$11.9

Adjustments:
Restructuring and plant closure costs, including accelerated depreciation	3.3	—	8.2	—
Acquisition related transaction costs	10.5	—	13.9	—
Integration costs	1.3	—	1.3	—
Losses on hedge of purchase price of foreign currency denominated acquisitions	11.8	—	13.1	—
Legal settlement	(2.0)	—	(2.0)	—
Mark to market adjustments on economic hedges	(0.6)	0.1	(1.5)	0.8
Inventory valuation adjustments on acquired businesses	7.3	0.5	7.3	0.5
Spin-Off costs/post Spin-Off non-recurring costs	0.1	2.4	0.3	5.2
Total Net Adjustments	31.7	3.0	40.6	6.5
Income tax effect on adjustments	(16.3)	(1.0)	(20.3)	(2.1)
Adjusted Net (Loss) Earnings Available to Common Stockholders	$(7.2)	$6.3	$(7.3)	$16.3

Weighted-Average Shares Outstanding - Diluted	33.6	32.9	33.1	32.8

Adjusted Diluted (Loss) Earnings per Common Share	$(0.21)	$0.19	$(0.22)	$0.50

HISTORICAL SEGMENT INFORMATION (Unaudited)
(in millions)

Beginning with the quarter ended December 31, 2013, the Company changed its methodology for allocating certain Corporate costs to segment profit. This change only impacted the Post Foods segment profit. Accordingly, segment profit for the fiscal year ended September 30, 2013 has been adjusted to align with current fiscal year presentation.

The following tables present adjusted information about the Company’s operating segments for the historical periods of the fiscal year ended September 30, 2013.

	Quarter Ended
	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013
Net Sales
Post Foods	$236.9	$245.4	$246.6	$253.9
Attune Foods	—	2.8	10.8	24.2
Active Nutrition	—	—	—	13.9
Private Brands	—	—	—	—
Eliminations	—	—	(0.1)	(0.3)
Total	$236.9	$248.2	$257.3	$291.7
Segment Profit
Post Foods	$47.0	$45.3	$47.3	$47.8
Attune Foods	—	(0.6)	0.2	2.9
Active Nutrition	—	—	—	1.0
Private Brands	—	—	—	—
Total segment profit	47.0	44.7	47.5	51.7
General corporate expenses and other	16.7	15.8	15.5	18.8
Accelerated depreciation on plant closure	—	—	4.8	4.8
Restructuring expenses	—	—	3.0	0.8
Impairment of goodwill and other intangible assets	—	—	—	2.9
Interest expense	19.2	21.6	19.2	25.5
Earnings (Loss) before Income Taxes	$11.1	$7.3	$5.0	$(1.1)

HISTORICAL SEGMENT INFORMATION (Continued) (Unaudited)
(in millions)

	Six Months Ended	Nine Months Ended	Year Ended
	March 31, 2013	June 30, 2013	September 30, 2013
Net Sales
Post Foods	$482.3	$728.9	$982.8
Attune Foods	2.8	13.6	37.8
Active Nutrition	—	—	13.9
Private Brands	—	—	—
Eliminations	—	(0.1)	(0.4)
Total	$485.1	$742.4	$1,034.1
Segment Profit
Post Foods	$92.3	$139.6	$187.4
Attune Foods	(0.6)	(0.4)	2.5
Active Nutrition	—	—	1.0
Private Brands	—	—	—
Total segment profit	91.7	139.2	190.9
General corporate expenses and other	32.5	48.0	66.8
Accelerated depreciation on plant closure	—	4.8	9.6
Restructuring expenses	—	3.0	3.8
Impairment of goodwill and other intangible assets	—	—	2.9
Interest expense	40.8	60.0	85.5
Earnings before Income Taxes	$18.4	$23.4	$22.3

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (Unaudited)
(in millions)

Twelve Month Period Ended March 31, 2014
Net (Loss)	$(18.2)
Income tax (benefit)	(19.3)
Interest expense, net	111.0
Depreciation and amortization, including accelerated depreciation	95.6
Restructuring and plant closure costs	8.3
Non-cash stock-based compensation	12.5
Acquisition related transaction costs	16.6
Integration costs	1.3
Losses on hedge of purchase price of foreign currency denominated acquisitions	13.1
Impairment on intangible assets	2.9
Legal settlement	(2.0)
Mark to market adjustments on economic hedges	(1.4)
Inventory valuation adjustments on acquired businesses	8.2
Spin-Off costs/post Spin-Off non-recurring costs	4.0
Adjusted EBITDA	$232.6
Acquisition adjustments for completed acquisitions	88.6
Pro Forma Adjusted EBITDA	$321.2
Pro Forma Adjusted EBITDA for Michael Foods, inclusive of $10 million of synergies	248.8
Pro Forma Adjusted EBITDA	$570.0

Post prepares Pro Forma Adjusted EBITDA by further adjusting Adjusted EBITDA to give effect to recent acquisitions, as well as its pending acquisition of MFI Holding Corporation (“Michael Foods”), as if those acquisitions had occurred on April 1, 2013 by adding management’s estimate of the Adjusted EBITDA for each such business. The Adjusted EBITDA presented in this release for the completed acquisitions (private label and branded cereal, granola and snack business referred to as the Hearthside assets, Premier Nutrition Corporation (“Premier Nutrition”), Dakota Growers Pasta Company, Inc. (“Dakota Growers”), Dymatize Enterprises, LLC (“Dymatize”) and Golden Boy Foods, Ltd. (“Golden Boy”)) and Michael Foods are based on the financial statements for those businesses that were prepared by their respective pre-acquisition management (or in the case of Michael Foods, its current management) and from due diligence procedures performed by Post and, except in the case of Michael Foods, do not include any contributions from synergies or cost savings that management expects to achieve in the future. These financial statements have not been audited or reviewed by independent auditors or any other accounting firm. Investors should be aware that Adjusted EBITDA for these acquired entities may not be entirely comparable to Post’s measure of EBITDA or Adjusted EBITDA. Pro Forma Adjusted EBITDA has not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information. Pro Forma Adjusted EBITDA is presented for information purposes only and does not purport to represent what Post’s actual financial position or results of operations would have been if the acquisitions had been completed as of an earlier date or that may be achieved in the future. Pro Forma Adjusted EBITDA does not include any contribution from, or otherwise adjust for, the pending acquisition of the PowerBar and Musashi branded premium bars, powders and gel products business of Nestle S.A.
Acquisition adjustments for completed acquisitions represent management’s estimate of the Adjusted EBITDA of the Hearthside assets, Premier Nutrition, Dakota Growers, Golden Boy and Dymatize for the period from April 1, 2013 to the closing dates of the respective acquisitions, as described in more detail in the following tables.
Acquisition adjustments for pending acquisition of Michael Foods: Michael Foods Adjusted EBITDA, calculated as set forth in a following table, is for the twelve months ended March 29, 2014 and is derived from the financial statements of MFI Holding Corporation, the parent company of Michael Foods Group, Inc. Such amount does not give effect to Michael Foods’ acquisition of Primera Foods Corporation for periods prior to the date that acquisition was completed (June 27, 2013) and includes $10 million of annual run-rate pre-tax synergies currently expected to be recognized in Post’s fiscal year 2015 from improved commodity purchasing as well as indirect purchasing and professional services, as a result of benefits of scale from the acquisition of Michael Foods.

RECONCILIATION OF EARNINGS (LOSS) BEFORE TAX TO ADJUSTED EBITDA (Unaudited)
PARTIAL YEAR ACQUISITION ADJUSTMENTS
(in millions)

	Hearthside Assets(1)	Premier Nutrition(2)	Dakota Growers(3)	Golden Boy(4)	Dymatize(5)
	4/1/13 through 5/27/13	4/1/13 through 8/31/13	4/1/13 through 12/31/13	4/1/13 through 1/31/14	4/1/13 through 1/31/14
Earnings (Loss) before tax	$2.2	$(1.2)	$20.3	$(3.5)	$(0.5)
Depreciation and amortization	0.7	3.3	7.7	5.7	8.8
Interest expense, net	—	1.4	0.8	2.8	9.7
Stock/incentive compensation	—	0.8	—	—	—
Transaction expenses	—	4.8	0.3	24.3	1.6
Commodity hedging gains	—	—	(2.6)	—	—
Plant start-up costs	—	—	—	0.3	—
Board of director costs	—	—	—	—	0.2
Other	—	0.1	0.2	(0.5)	0.9
Adjusted EBITDA	$2.9	$9.2	$26.7	$29.1	$20.7

The amounts in the table are derived from the financial statements for those businesses that were prepared by their respective pre-acquisition management and from due diligence procedures performed by Post. These amounts represent management’s estimates as of the date of this release only. These financial statements have not been audited or reviewed by independent auditors or any other accounting firm. Please refer to the note to the second “RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA” table in this release for additional information regarding Adjusted EBITDA of the businesses identified above.
(1) Gives effect to the acquisition of the Hearthside assets, which was consummated on May 28, 2013, as if such acquisition had occurred on April 1, 2013, by including management’s estimate of the Adjusted EBITDA of the Hearthside assets for the period from April 1, 2013 through May 27, 2013.
(2) Adjustment gives effect to the acquisition of Premier Nutrition, which was consummated on September 1, 2013, as if such acquisition had occurred on April 1, 2013, by including management’s estimate of the Adjusted EBITDA of Premier Nutrition for the period from April 1, 2013 through August 31, 2013.
(3) Adjustment gives effect to the acquisition of Dakota Growers, which was consummated effective January 1, 2014, as if such acquisition had occurred on April 1, 2013 by including the Adjusted EBITDA of Dakota Growers for the period from April 1, 2013 through December 31, 2013.
(4) Adjustment gives effect to the acquisition of Golden Boy, which was consummated effective February 1, 2014, as if such acquisition had occurred on April 1, 2013, by including management’s estimate of the Adjusted EBITDA of Golden Boy for the period from April 1, 2013 through January 31, 2014. Amounts were converted at the average conversion rate for the period of $0.9602/CAD1.0000.
(5) Adjustment gives effect to the acquisition of Dymatize, which was consummated effective February 1, 2014, as if such acquisition had occurred on April 1, 2013, by including management’s estimate of the Adjusted EBITDA of Dymatize for the period from April 1, 2013 through January 31, 2014.

RECONCILIATION OF EARNINGS (LOSS) BEFORE TAX TO ADJUSTED EBITDA (Unaudited)
ACQUISITION ADJUSTMENTS
(in millions)

	Twelve Month Period Ended March 31, 2014
	Hearthside Assets	Premier Nutrition	Dakota Growers	Golden Boy(1)	Dymatize	Michael Foods(2)
Earnings (Loss) before tax	$9.8	$6.7	$19.2	$(3.6)	$(3.0)	$32.6
Depreciation and amortization	6.7	7.1	12.9	7.8	11.4	110.6
Interest expense, net	—	1.4	0.8	4.8	9.7	91.4
Stock/incentive compensation	—	0.8	—	—	—	2.2
Inventory valuation adjustments on acquired businesses	0.9	—	4.1	1.2	2.0	—
Transaction expenses	—	5.0	0.3	24.3	1.6	1.1
Unrealized loss on currency transactions	—	—	—	—	—	1.3
Commodity hedging gains	—	—	(2.6)	—	—	—
Plant start-up costs	—	—	—	0.3	—	—
Board of director costs	—	—	—	—	0.2	—
Equity sponsor management fee	—	—	—	—	—	2.7
Legal settlement	—	—	—	—	—	(1.5)
Other	—	0.1	0.2	(0.5)	0.9	(1.6)
Adjusted EBITDA	$17.4	$21.1	$34.9	$34.3	$22.8	$238.8

The amounts in the table are derived from the financial statements for those businesses that were prepared by their respective pre-acquisition management (or in the case of Michael Foods, its current management) and from due diligence procedures performed by Post. These amounts represent management’s estimates as of the date of this release only. These financial statements have not been audited or reviewed by independent auditors or any other accounting firm. Please refer to the note to the second “RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA” table in this release for additional information regarding Adjusted EBITDA of the businesses identified above.
(1) Golden Boy amounts for the period prior to Post’s ownership, April 1, 2013 to January 31, 2014, were converted at the average conversion rate for the period of $0.9602/CAD1.0000.
(2) Michael Foods amounts are for the twelve month period ended March 29, 2014 and are derived from the financial statements of MFI Holding Corporation, the parent company of Michael Foods Group, Inc. Amounts do not give effect to Michael Foods’ acquisition of Primera Foods Corporation for periods prior to the date that acquisition was completed (June 27, 2013) and also do not give effect to synergies currently expected to be recognized in connection with the combination of Post and Michael Foods.